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                                                                       Exhibit 5


                           [Ropes & Gray Letterhead]

                                    October 11, 1996



BE Aerospace Inc.
1400 Corporate Center Way
Wellington, FL  33414

Ladies and Gentlemen:

     This opinion is furnished to you in connection with a Registration Statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 1,550,000 shares of common stock, $.01 par value (the "Shares"), of BE Aerospace Inc. (the "Company"). The Shares include 300,000 shares issuable under the Company's Amended and Restated 1989 Stock Option Plan, as amended (the "1989 Plan"), 750,000 shares issuable under the 1989 Plan and 500,000 shares issuable under the Company's 1996 Stock Option Plan (the "1996 Plan").

     We have acted as special counsel for the Company, and are familiar with the actions taken by the Company in connection with the 1989 and 1996 Plans. For purposes of this opinion we have examined the Registration Statement, the 1989 Plan, the 1996 Plan and such other documents as we deemed appropriate.

     Based upon the foregoing, we are of the opinion that, when the Shares have been issued and sold and consideration received therefor by the Company in accordance with the terms, respectively, of the 1989 and 1996 Plans, the Shares will have been validly issued and will be fully paid and non-assessable.

     We hereby consent to your filing this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,

                                   /s/ ROPES & GRAY

                                   Ropes & Gray